Exhibit 99.2

SCRIPT OF THE COMPANY’S CONFERENCE CALL TO BE HELD ON SEPTEMBER 20, 2005

Frank:

Hello, my name is Frank Harrison, CEO of Bronco Drilling. Joining me on this call is Zac Graves, our Chief Financial Officer.

We want to talk today about an acquisition agreement that Bronco has entered into that is intended to expand our presence into the Barnett Shale formation in Texas. We have entered into a definitive purchase and sale agreement to acquire the assets of Eagle Drilling LLC, located in Norman, Oklahoma, for cash consideration of $50 million.

The transaction is expected to close during the fourth quarter of 2005, and is subject to standard conditions to closing including satisfactory conclusion to the Company’s due diligence review.

The Eagle assets we have agreed to purchase include five operating rigs, all currently working in the Barnett Shale, one rig being refurbished, and six rigs held in inventory which we intend to refurbish and bring into our marketed rig fleet. The average horsepower of the rigs is approximately 950 horsepower. We are also acquiring an inventory of rig parts and components, which will compliment our existing rig refurbishment program.

Upon completion of the Eagle Drilling acquisition and our recently announced Thomas acquisition, our rig fleet will increase to a total of 62 rigs, 30 of which will be operating rigs, and 32 rigs will either be in the refurbishment process or held in inventory.

This acquisition represents the implementation of a key component of our longer term strategic plan of expanding into new geographic areas. As you will recall, we recently announced our pending acquisition of Thomas Drilling, which has two rigs working in the Barnett. The Eagle Drilling acquisition will expand our Barnett presence to 7 operating rigs, representing approximately one-fourth of our total operating fleet, once the Thomas and Eagle acquisitions are complete. We believe that these acquisitions will give us a strong presence in the Barnett Shale market.

In addition, this acquisition will allow us to leverage our recently acquired rig refurbishment infrastructure to bring the inventoried Eagle rigs into service. With the Thomas Drilling acquisition, we will acquire the services of an experienced rig refurbishment supervisor and crew that we intend to use to rig-up the inventoried Eagle rigs.

Now, I would like to turn the call over to Zac to talk about the financial impact of this acquisition.

Zac:

Thank you Frank. Similar to the Thomas acquisition, we feel the economics of this acquisition are compelling. As Frank said, the acquisition will be made for cash consideration of $50 million. Five of the Eagle rigs are operating in the Barnett Shale at dayrates ranging from $11,500 to $14,500. We believe an additional $300,000 will be required to complete the refurbishment of the one Eagle rig in process, and an additional $21 million will be required to bring the six inventoried rigs into service.

As discussed on our previous call, the Thomas acquisition will be financed with cash remaining from our initial public offering and borrowings under our credit facility. With the closure of both the Thomas and Eagle acquisitions, we expect both our borrowing base and cash flow to increase. Wexford Capital, our majority shareholder, has agreed to provide bridge financing for the closing of the Eagle acquisition.

Let me speak to the operating metrics of the Eagle rigs. Three of the rigs are on the spot market at rates comparable to our current fleet average. The other two operating rigs are on one year contracts. We expect this acquisition to add an incremental 30 to 35 cents to our 2006 earnings per share.

At this time, we would like to answer any questions you may have. Operator, please open the lines for questions.